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                                                                    EXHIBIT 12.1

                           ALCO STANDARD CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES
                            (dollars in thousands)

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
                                                           1996          1995          1994          1993          1992
                                                       ------------  ------------  ------------  ------------  ------------
Earnings
  Income from continuing operations                    $   164,893   $   115,011   $     1,996   $    61,276   $    51,612
  Add:
     Loss from unconsolidated affiliate                                                117,158         2,538
     Provision for income taxes                            107,984        75,501        41,315        40,093        33,488
     Fixed charges                                         127,557        82,354        60,367        49,418        39,761
                                                       ------------  ------------  ------------  ------------  ------------

  Earnings, as adjusted                           (A)  $   400,434   $   272,866   $   220,836   $   153,325   $   124,861
                                                       ============  ============  ============  ============  ============

Fixed Charges
  Other interest expense, including interest
     on capital leases                                 $   105,222   $    61,888   $    44,096   $    39,044   $    30,923
  Estimated interest component of
     rental expense                                         22,335        20,466        16,271        10,374         8,838
                                                       ------------  ------------  ------------  ------------  ------------

  Total fixed charges                             (B)  $   127,557   $    82,364   $    60,367   $    49,418   $    39,761
                                                       ============  ============  ============  ============  ============

Ratio of earnings to fixed charges
     (A)/(B)                                                   3.1           3.3           3.7           3.1           3.1
                                                               ===           ===           ===           ===           ===
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